SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549



SCHEDULE 13G/A
(06/30/2002)

Under the Securities Exchange Act of 1934
(Amendment No. 1)




AXSYS TECHNOLOGIES, Inc.
-----------------------------------------------------------------
(Name of Issuer)



COMMON STOCK
-----------------------------------------------------------------
(Title of Class of Securities)


054615109
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(CUSIP Number)

CUSIP Number:	054615109

Check the appropriate box to designate the Rule pursuant
To which this schedule if Filed:

(X) Rule 13d - 1 (b)
(x )   Rule 13d - 1 (c)
( )   Rule 13d - 1 (d)

1) NAME OF REPORTING PERSON
	ALBERT FRIED & COMPANY, LLC
	13-5089432

2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
								(a) /    /
								(b) / X  /
3) SEC USE ONLY

4) CITIZEN OR PLACE OF ORGANIZATION
	NEW YORK


5) SOLE VOTING POWER
	252,670

6) SHARED VOTING POWER
	None

7) SOLE DISPOSITIVE POWER
	252,670

8) SHARED DISPOSITIVE POWER
	0

9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	252,670

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
	5.38%

12) TYPE OF REPORTING PERSON
	BD, OO


1) NAME OF REPORTING PERSON
       ALBERT FRIED Jr.
       056265544

2) CHECK THE APPPROPRIATE BOX IF A MEMBER OF A GROUP
                          (a)    /    /
(b) / x /


3) SEC USE ONLY

4) CITIZEN OR PLACE OF ORGANIZATION
              UNITED STATES

5) SOLE VOTING POWER
        223,371

6) SHARED VOTING POWER
       476,041

7) SOLE DIPOSITIVE POWER
       223,371

8) SHARED DEPOSITIVE POWER
       476,041

9) AGGREGRATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
         476,041

10) N/A

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

            10.13%






* Albert Fried Jr., as the managing member of Albert Fried & Company, LLC, may be deemed
To beneficially own the shares reported
Herein by Albert fried & Company, LLC.
Accordingly, the shares reported herein
By Albert Fried Jr.  includes those
Shares separately reported herein by
Albert Fried & Company, LLC.

ITEM 1(a)  	NAME OF ISSUER:

AXSYS TECHNOLOGIES, INC.

ITEM 1(b) 	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            175 Capital Boulevard, Suite 103
            Rocky Hill, Connecticut 06067

ITEM 2(a) 	NAME OF PERSON FILING:

Albert Fried & Company, LLC.
The members of Albert Fried & Company, LLC are Albert Fried Jr., The Fried Group, LLC and Christina E. Fried.

ITEM 2(b) 	ADDRESS OF PRINCIPAL BUSINESS OFFICE:

	       40 Exchange Place, New York, NY 10005

ITEM 2(c) CITIZENSHIP:

Albert Fried & Company, LLC is organized under the laws of the state of New York. Each of the individuals referred to in item 2(a) above is a citizen of the United States.

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

COMMON STOCK

ITEM 2(e)  CUSIP NUMBER:

054615109

ITEM 3 STATEMENT IS FILED PURSUANT TO RULE 13d-1(b):

(A) BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT.

ITEM 	4 	OWNERSHIP

       (1)   ALBERT FRIED & COMPANY, LLC
ITEM 	4(a)	AMOUNT BENEFICIALLY OWNED:
	476,041 SHARES OF COMMON STOCK

4(b) PERCENT OF CLASS:
10.13%

	4(c) NUMBER OF SHARES AS WHICH SUCH PERSON HAS:
(i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE - 476,041
(ii) SHARES POWER TO VOTE OR TO DIRECT THE VOTE - NONE
(iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION     OF- 476,041
(iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF - NONE


(2) ALBERT FRIED, JR.

     4(a)    AMOUNT BENEFICIALLY OWNED:   223,371
     4(b)    PERCENT OF CLASS:   10.13%
     4(C)    NUMBER OF SHARES AS WHICH SUCH PERSON HAS:
(V) SOLE POWER TO VOTE OR TO DIRECT THE VOTE
             476,041
(VI) SHARES POWER TO VOTE OR DIRECT THE VOTE:
            476,041

(VII) SOLE POWER TO DISPOSE OR TO DIRECT THE
DISPOSITION OF:   223,371
DIRECT THE DISPOSITION OF:  476,041

ITEM 5 OWNERSHIP OF LESS THAN FIVE PERCENT OF A CLASS:
NOT APPLICABLE

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
            NOT APPLICABLE

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
 WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
 PARENT HOLDING COMPANY:
            NOT APPLICABLE

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
NOT APPLICABLE

ITEM 9 NOTICE OF DISSOLUTION OF GROUP:
NOT APPLICABLE

ITEM 10  CERTIFICATION:

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect. After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:	JULY 2, 2002

ALBERT FRIED & COMPANY, LLC.
By	/s/ Albert Fried, Jr.
	----------------------
	Name:  Albert Fried, Jr
	Title: Managing Member